Exhibit 99.1 News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104

Huntington Ingalls Industries Reports Fourth Quarter and 2013 Results

•	Revenues were $1.94 billion for the fourth quarter and $6.82 billion for 2013

•	Segment operating margin was 8.7 percent for the fourth quarter and 8.3 percent for the full year

•	Total operating margin was 9.0 percent for the fourth quarter and 7.5 percent for 2013

•	Diluted earnings per share was $1.82 for the quarter and $5.18 for 2013

•	Adjusted diluted earnings per share was $1.66 for the quarter and $5.36 for 2013

•	Cash and cash equivalents were $1.0 billion at year-end

NEWPORT NEWS, Va. (Feb. 27, 2014) - Huntington Ingalls Industries (NYSE:HII) reported fourth quarter 2013 revenues of $1.94 billion, up 6.3 percent from the same period last year. Fourth quarter diluted earnings per share was $1.82, compared to $0.98 in the same period of 2012. Adjusted diluted earnings per share, which excludes an additional impact related to the hurricane insurance recoveries and the FAS/CAS Adjustment, was $1.66 in Q4 2013, compared to $1.30 in Q4 2012.
Segment operating income in the fourth quarter was $169 million, compared to $140 million in the same period last year, mainly driven by improved contract performance. Total operating income for the quarter was $174 million, compared to $106 million in the same period of 2012. This increase was primarily attributable to increased segment operating income and favorable variances in deferred state income taxes and the FAS/CAS Adjustment. Total operating margin was 9.0 percent for the quarter, compared to 5.8 percent in the fourth quarter of 2012.
For the year, revenues were $6.82 billion, an increase of 1.7 percent over 2012. Segment operating income for the year was $567 million, compared to $457 million last year. Total operating income for the year was $512 million, compared to $358 million in 2012. 2013 diluted earnings per share was $5.18, compared to $2.91 in 2012. Adjusted diluted earnings per share, which excludes the impact of hurricane insurance recoveries, the Gulfport closure and the FAS/CAS Adjustment, was $5.36 in 2013, compared to $3.95 last year.
Cash provided by operating activities in the fourth quarter of 2013 was $292 million, a decrease of $81 million from the same period last year, and for the year was $236 million, a decrease of $96 million from 2012. The decrease in 2013 operating cash flow was primarily driven by an increase in income tax payments and retirement benefit funding. New business awards for 2013 were approximately $9.4 billion, of which $0.7 billion was awarded in the fourth quarter, bringing total backlog to $18.0 billion as of Dec. 31, 2013.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

“As HII’s three-year anniversary approaches, I am pleased with the operational improvements achieved by our team and the resulting financial performance,” said Mike Petters, HII’s president and CEO. “The last of our underperforming contracts, LHA-6 America, will be delivered in the coming weeks, performance continues to improve at Ingalls, and we are on schedule to meet our 2015 operating margin goal.”

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Results of Operations

	Three Months Ended			Year Ended
	December 31			December 31
(in millions, except per share amounts)	2013	2012	% Change	2013	2012	% Change
Sales and service revenues	$1,938	$1,823	6.3%	$6,820	$6,708	1.7%
Segment operating income[1]	169	140	20.7%	567	457	24.1%
Segment operating margin %[1]	8.7%	7.7%	104 bps	8.3%	6.8%	150 bps
Total operating income	174	106	64.2%	512	358	43.0%
Operating margin %	9.0%	5.8%	316 bps	7.5%	5.3%	217 bps
Net earnings	91	50	82.0%	261	146	78.8%
Diluted earnings per share	$1.82	$0.98	85.7%	$5.18	$2.91	78.0%

Adjusted Figures
Sales and service revenues[2]	$1,907	$1,823	4.6%	$6,817	$6,708	1.6%
Segment operating income[1,2]	$151	$140	7.9%	$520	$457	13.8%
Segment operating margin %[1,2]	7.9%	7.7%	24 bps	7.6%	6.8%	82 bps
Total operating income[2]	$156	$106	47.2%	$465	$358	29.9%
Operating margin %[2]	8.2%	5.8%	237 bps	6.8%	5.3%	148 bps
Net earnings[2,3]	83	66	25.8%	270	198	36.4%
Diluted earnings per share[2,3]	$1.66	$1.30	27.7%	$5.36	$3.95	35.7%

[1] Non-GAAP metrics that exclude non-segment factors affecting operating income. See Exhibit B for reconciliation.
[2] Non-GAAP metrics that exclude the impact of hurricane insurance recoveries and the Gulfport closure in 2013. See Exhibit B for reconciliation.
[3] Non-GAAP metrics that exclude the after-tax FAS/CAS Adjustment. See Exhibit B for reconciliation.

During the fourth quarter of 2013, the company refined its estimates related to the hurricane insurance recoveries received in Q3 2013, which resulted in a $31 million increase to revenues and an $18 million increase to segment operating margin at the Ingalls segment for the fourth quarter. The adjusted figures for the fourth quarter exclude these revenues and related operating income. The full-year adjusted figures exclude the third and fourth quarter impacts related to the hurricane insurance recoveries and the closure of the Gulfport facility. Please refer to the third quarter 2013 news release and Form 10-Q filing for more detail regarding the third quarter adjustments.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Operating Segment Results
Ingalls Shipbuilding

	Three Months Ended			Year Ended
	December 31			December 31
(In millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$815	$722	12.9%	$2,757	$2,840	(2.9)%
Operating income (loss)	65	38	71.1%	175	97	80.4%
Operating margin %	8.0%	5.3%	271 bps	6.3%	3.4%	293 bps
Adjusted revenues[1]	784	722	8.6%	2,754	2,840	(3.0)%
Adjusted operating income[1]	47	38	23.7%	128	97	32.0%
Adjusted operating margin %[1]	6.0%	5.3%	73 bps	4.6%	3.4%	123 bps
[1] Non-GAAP metrics that exclude the impact of hurricane insurance recoveries and the Gulfport closure in 2013. See Exhibit B for reconciliation.

Ingalls revenues for the fourth quarter increased $93 million, or 12.9 percent, from the same period in 2012. Adjusting for $31 million of hurricane insurance recoveries, Ingalls revenues for the fourth quarter were $784 million, an increase of $62 million, or 8.6 percent, from the same period in the prior year, driven by higher sales in surface combatants and the Legend-class National Security Cutter (NSC) program, partially offset by lower sales on amphibious assault ships. Increased surface combatant revenues were mainly the result of higher volumes on DDG-117 Paul Ignatius. Increased sales for the NSC program were primarily attributable to higher volumes on NSC-6 Munro. The decrease in amphibious assault ship revenues was due to lower sales on LPD-25 Somerset, LHA-6 America and LPD-24 USS Arlington, partially offset by higher sales on LPD-27 Portland and LHA-7 Tripoli.
Ingalls operating income for the fourth quarter was $65 million, up $27 million over the same period last year. Adjusting for $18 million of hurricane insurance recoveries, Ingalls operating income for the fourth quarter was $47 million, compared to $38 million in the same period of 2012. Ingalls adjusted operating margin was 6.0 percent for the quarter, an increase of 73 basis points from the same period last year. These increases were primarily attributable to risk retirement on the NSC program.

For the full year, Ingalls revenues decreased $83 million, or 2.9 percent, from 2012. Adjusting for $6 million of hurricane insurance recoveries and $9 million related to the Gulfport closure, Ingalls revenues for the full year were $2.8 billion, a decrease of $86 million, or 3.0 percent, from the prior year, driven by lower revenues in amphibious assault ships, partially offset by higher revenues in the NSC program and surface combatants. The decrease in amphibious assault ships was due to lower volumes on LPD-24 USS Arlington, LPD-23 USS Anchorage, LHA-6 America and LPD-25 Somerset, partially offset by higher volumes on LPD-27 Portland and LHA-7 Tripoli. Revenues on the NSC program increased primarily due to higher volumes on the construction contracts of NSC-6 Munro and NSC-5 James. Surface combatants increased due to higher volumes on DDG-117 Paul Ignatius and DDG-113 John Finn, partially offset by lower volumes on the DDG-1000 Zumwalt-class destroyer program.

Ingalls operating income for 2013 was $175 million, up $78 million from the prior year, or 80.4 percent. Adjusting for $64 million of hurricane insurance recoveries and $17 million related to the

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Gulfport closure in 2013, Ingalls operating income was $128 million for the full year, compared to $97 million in 2012. Ingalls adjusted operating margin was 4.6 percent in 2013, up 123 basis points from last year. These increases were primarily attributable to risk retirement on the NSC program and lower workers' compensation expense.
Key Ingalls milestones for the quarter:

•	Started fabrication on NSC-6 Munro

•	Delivered the amphibious transport dock LPD-25 Somerset

•	Christened NSC-4 Hamilton (WMSL 753)

•	Authenticated the keel of the company's 29th Arleigh Burke-class destroyer, DDG-113 John Finn

•	Opened the 70,000-square foot Haley Reeves Barbour Maritime Training Academy

•	Completed successful builder's sea trials of LHA-6 America

Newport News Shipbuilding

	Three Months Ended			Year Ended
	December 31			December 31
(In millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$1,140	$1,122	1.6%	$4,139	$3,940	5.1%
Operating income (loss)	104	102	2.0%	392	360	8.9%
Operating margin %	9.1%	9.1%	3 bps	9.5%	9.1%	33 bps
Newport News revenues for the fourth quarter increased $18 million, or 1.6 percent, from the same period in 2012, primarily driven by higher sales in aircraft carriers, partially offset by lower sales in submarines and fleet support. The increase in aircraft carrier sales was primarily driven by higher volumes on the execution contract for the CVN-72 USS Abraham Lincoln refueling and complex overhaul (RCOH) and the construction preparation contract for CVN-79 John F. Kennedy, partially offset by lower volumes on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH and the construction and engineering contract for CVN-78 Gerald R. Ford. Decreased submarine sales were related to lower volume on the Virginia-class submarine (VCS) program. Lower revenues in fleet support services were primarily the result of lower volume on the San Diego multi-ship, multi-option contract, partially offset by increased repair work on SSN-765 USS Montpelier.
Newport News operating income for the fourth quarter was $104 million, compared with $102 million in the same period of 2012. The increase from the prior year was primarily attributable to lower workers' compensation expense and favorable performance on the VCS program. Newport News operating margin was 9.1 percent in Q4 2013, flat compared to the same period last year.
For the full year, Newport News revenues increased $199 million, or 5.1 percent, from 2012, primarily driven by higher sales in aircraft carriers, fleet support and submarines. The increase in aircraft carrier sales for the year was the result of the same drivers as the fourth quarter, with an additional increase in volume earlier in the year related to the inactivation contract for CVN-65 USS Enterprise. Higher revenues in fleet support services were primarily the result of increased

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

repair work on SSN-765 USS Montpelier. Increased submarine sales were related to higher volume on the VCS program.
For 2013, Newport News operating income was $392 million, an increase of $32 million, or 8.9 percent, from 2012. The increase was primarily due to the VCS program, driven by risk retirement and the favorable resolution of outstanding contract changes, as well as lower workers' compensation expense, partially offset by the favorable resolution in 2012 of outstanding contract changes on the CVN-65 USS Enterprise Extended Drydocking Selected Restricted Availability.
Key Newport News milestones for the quarter:

•	Christened and launched CVN-78 Gerald R. Ford

•	Opened the new 90,000-square foot facility for the Newport News Shipbuilding Apprentice School

The Company

Huntington Ingalls Industries designs, builds and maintains nuclear and non-nuclear ships for the U.S. Navy and Coast Guard and provides after-market services for military ships around the globe. For more than a century, Huntington Ingalls Industries has built more ships in more ship classes than any other U.S. naval shipbuilder at its Newport News Shipbuilding and Ingalls Shipbuilding divisions. Employing more than 38,000 in Virginia, Mississippi, Louisiana and California, Huntington Ingalls Industries also provides a wide variety of products and services to the commercial energy industry and other government customers, including the Department of Energy. For more information, please visit www.huntingtoningalls.com.
Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. EST on Feb. 27. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company's website: www.huntingtoningalls.com.

Statements in this release, other than statements of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to obtain new contracts, estimate our future contract costs and perform our contracts effectively; changes in government regulations and procurement processes and our ability to comply with such requirements; our ability to realize the expected benefits from consolidation of our Ingalls facilities; natural disasters; adverse economic conditions in the United States and globally; risks related to our indebtedness and leverage; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligations to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31
(in millions, except per share amounts)	2013	2012	2011
Sales and service revenues
Product sales	$5,801	$5,755	$5,676
Service revenues	1,019	953	899
Total sales and service revenues	6,820	6,708	6,575
Cost of sales and service revenues
Cost of product sales	4,695	4,827	4,794
Cost of service revenues	888	802	777
Income (loss) from operating investments, net	14	18	20
General and administrative expenses	739	739	634
Goodwill impairment	—	—	290
Operating income (loss)	512	358	100
Other income (expense)
Interest expense	(118)	(117)	(104)
Earnings (loss) before income taxes	394	241	(4)
Federal income taxes	133	95	96
Net earnings (loss)	$261	$146	$(100)

Basic earnings (loss) per share	$5.25	$2.96	$(2.05)
Weighted-average common shares outstanding	49.7	49.4	48.8

Diluted earnings (loss) per share	$5.18	$2.91	$(2.05)
Weighted-average diluted shares outstanding	50.4	50.1	48.8

Net earnings (loss) from above	$261	$146	$(100)
Other comprehensive income (loss)
Change in unamortized benefit plan costs	1,159	(605)	(538)
Other	4	—	—
Tax benefit (expense) for items of other comprehensive income	(458)	241	208
Other comprehensive income (loss), net of tax	705	(364)	(330)
Comprehensive income (loss)	$966	$(218)	$(430)

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
($ in millions)	2013	2012
Assets
Current Assets
Cash and cash equivalents	$1,043	$1,057
Accounts receivable, net	1,123	905
Inventoried costs, net	311	288
Deferred income taxes	170	213
Prepaid expenses and other current assets	29	21
Total current assets	2,676	2,484
Property, Plant, and Equipment
Land and land improvements	319	314
Buildings and leasehold improvements	1,531	1,486
Machinery and other equipment	1,235	1,339
Capitalized software costs	216	208
	3,301	3,347
Accumulated depreciation and amortization	(1,404)	(1,313)
Property, plant, and equipment, net	1,897	2,034
Other Assets
Goodwill	881	881
Other purchased intangibles, net	528	548
Pension plan assets	124	—
Long-term deferred tax assets	—	329
Miscellaneous other assets	119	116
Total other assets	1,652	1,874
Total assets	$6,225	$6,392

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION - CONTINUED

	December 31
($ in millions)	2013	2012
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$337	$377
Accrued employees’ compensation	230	235
Current portion of long-term debt	79	51
Current portion of postretirement plan liabilities	139	166
Current portion of workers’ compensation liabilities	230	216
Advance payments and billings in excess of revenues	115	134
Other current liabilities	262	205
Total current liabilities	1,392	1,384
Long-term debt	1,700	1,779
Pension plan liabilities	529	1,301
Other postretirement plan liabilities	477	799
Workers’ compensation liabilities	419	403
Deferred tax liabilities	83	—
Other long-term liabilities	104	59
Total liabilities	4,704	5,725
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 50.5 million issued and 48.7 million outstanding as of December 31, 2013, and 49.6 million issued and outstanding as of December 31, 2012	1	—
Additional paid-in capital	1,925	1,894
Retained earnings (deficit)	236	—
Treasury stock	(120)	(1)
Accumulated other comprehensive income (loss)	(521)	(1,226)
Total stockholders’ equity	1,521	667
Total liabilities and stockholders’ equity	$6,225	$6,392

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
($ in millions)	2013	2012	2011
Operating Activities
Net earnings (loss)	$261	$146	$(100)
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	206	165	164
Amortization of purchased intangibles	20	19	20
Amortization of debt issuance costs	9	9	6
Stock-based compensation	44	41	42
Excess tax benefit related to stock-based compensation	(24)	—	—
Deferred income taxes	(28)	79	23
Proceeds from insurance settlement related to investing activities	(58)	—	—
Goodwill impairment	—	—	290
Change in
Accounts receivable	(218)	(194)	17
Inventoried costs	51	116	(87)
Prepaid expenses and other assets	(15)	6	(30)
Accounts payable and accruals	69	(14)	50
Retiree benefits	(86)	(43)	132
Other non-cash transactions, net	5	2	1
Net cash provided by (used in) operating activities	236	332	528
Investing Activities
Additions to property, plant, and equipment	(139)	(162)	(197)
Proceeds from insurance settlement related to investing activities	58	—	—
Net cash provided by (used in) investing activities	(81)	(162)	(197)
Financing Activities
Proceeds from issuance of long-term debt	—	—	1,775
Repayment of long-term debt	(51)	(29)	(22)
Debt issuance costs	(5)	—	(54)
Dividends paid	(25)	(5)	—
Repurchases of common stock	(119)	(1)	—
Proceeds from stock option exercises	7	7	2
Excess tax benefit related to stock-based compensation	24	—	—
Repayment of notes payable to former parent and accrued interest	—	—	(954)
Dividend to former parent in connection with spin-off	—	—	(1,429)
Net transfers from (to) former parent	—	—	1,266
Net cash provided by (used in) financing activities	(169)	(28)	584
Change in cash and cash equivalents	(14)	142	915
Cash and cash equivalents, beginning of period	1,057	915	—
Cash and cash equivalents, end of period	$1,043	$1,057	$915
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$154	$28	$46
Cash paid for interest	$109	$111	$64
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$12	$20	$48

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Reconciliations

We make reference to “segment operating income,” “segment operating margin,” “adjusted sales and service revenues,” “adjusted segment operating income,” “adjusted segment operating margin,” “adjusted total operating income,” “adjusted operating margin,” “adjusted net earnings,” and “adjusted diluted earnings per share.”

Segment operating income is defined as total operating income before the FAS/CAS Adjustment and deferred state income taxes.

Segment operating margin is defined as segment operating income as a percentage of total sales and service revenues.

Adjusted sales and service revenues is defined as total sales and service revenues adjusted for the impact of the hurricane insurance recoveries and the Gulfport closure impact in 2013, if any.

Adjusted segment operating income is defined as segment operating income adjusted for the impact of the hurricane insurance recoveries and the Gulfport closure impact in 2013, if any.

Adjusted segment operating margin is defined as adjusted segment operating income as a percentage of adjusted segment sales and service revenues.

Adjusted total operating income is defined as total operating income adjusted for the impact of the hurricane insurance recoveries and the Gulfport closure impact in 2013, if any.

Adjusted operating margin is defined as adjusted total operating income as a percentage of adjusted sales and service revenues.

Adjusted net earnings is defined as net earnings adjusted for the 2013 tax effected impact of the hurricane insurance recoveries, the 2013 tax effected impact of the Gulfport closure, if any, and the tax effected FAS/CAS Adjustment.

Adjusted diluted earnings per share is defined as adjusted net earnings divided by the weighted-average diluted common shares outstanding.

Segment operating income and segment operating margin are two of the key metrics we use to evaluate operating performance because they exclude items that do not affect segment performance. We believe adjusted sales and service revenues, adjusted segment operating income, adjusted segment operating margin, adjusted total operating income, adjusted operating margin, adjusted net earnings and adjusted diluted earnings per share are also useful metrics because they exclude non-operating items that we do not consider indicative of our core operating performance. Therefore, we believe it is appropriate to disclose these measures to help investors analyze our operating performance. However, these measures are not measures of financial performance under GAAP and may not be defined or calculated by other companies in the same manner.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2013	2012	2013	2012
Sales and Service Revenues
Ingalls	$815	$722	$2,757	$2,840
Newport News	1,140	1,122	4,139	3,940
Intersegment eliminations	(17)	(21)	(76)	(72)
Total Sales and Service Revenues	1,938	1,823	6,820	6,708
Segment Operating Income
Ingalls	65	38	175	97
As a percentage of revenues	8.0%	5.3%	6.3%	3.4%
Newport News	104	102	392	360
As a percentage of revenues	9.1%	9.1%	9.5%	9.1%
Total Segment Operating Income	169	140	567	457
As a percentage of revenues	8.7%	7.7%	8.3%	6.8%
Non-segment factors affecting operating income
FAS/CAS Adjustment	(7)	(25)	(61)	(80)
Deferred state income taxes	12	(9)	6	(19)
Total Operating Income	174	106	512	358
Interest expense	(31)	(29)	(118)	(117)
Federal income taxes	(52)	(27)	(133)	(95)
Net Earnings	$91	$50	$261	$146

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Adjusted Sales and Service Revenues, Adjusted Segment Operating Income, Adjusted Segment Operating Margin, Adjusted Total Operating Income and Adjusted Operating Margin

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2013	2012	2013	2012
Adjusted Sales and Service Revenues
Ingalls revenues	$815	$722	$2,757	$2,840
Adjustment for hurricane insurance recoveries	(31)	—	6	—
Adjustment for Gulfport closure impact	—	—	(9)	—
Adjusted Ingalls revenues	784	722	2,754	2,840
Newport News revenues	1,140	1,122	4,139	3,940
Intersegment eliminations	(17)	(21)	(76)	(72)
Adjusted Sales and Service Revenues	$1,907	$1,823	$6,817	$6,708

Adjusted Segment Operating Income
Total Operating Income	$174	$106	$512	$358
As a percentage of revenues	9.0%	5.8%	7.5%	5.3%
Non-segment factors affecting operating income:
FAS/CAS Adjustment	7	25	61	80
Deferred state income taxes	(12)	9	(6)	19
Unadjusted Segment Operating Income	$169	$140	$567	$457
As a percentage of revenues	8.7%	7.7%	8.3%	6.8%

Non-recurring items affecting operating income:
Ingalls operating income	$65	$38	$175	$97
Adjustment for hurricane insurance recoveries	(18)	—	(64)	—
Adjustment for Gulfport closure impact	—	—	17	—
Adjusted Ingalls operating income	47	38	128	97
As a percentage of adjusted revenues	6.0%	5.3%	4.6%	3.4%
Newport News operating income	104	102	392	360
As a percentage of adjusted revenues	9.1%	9.1%	9.5%	9.1%
Adjusted Segment Operating Income	$151	$140	$520	$457
As a percentage of adjusted revenues	7.9%	7.7%	7.6%	6.8%

Adjusted Total Operating Income
Total Operating Income	$174	$106	$512	$358
As a percentage of revenues	9.0%	5.8%	7.5%	5.3%
Adjustment for hurricane insurance recoveries	(18)	—	(64)	—
Adjustment for Gulfport closure impact	—	—	17	—
Adjusted Total Operating Income	$156	$106	$465	$358
As a percentage of adjusted revenues	8.2%	5.8%	6.8%	5.3%

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions, except for per share amounts)	2013	2012	2013	2012
Adjusted Net Earnings
Net Earnings	$91	$50	$261	$146
Adjustment for hurricane insurance recoveries(1)	(12)	—	(42)	—
Adjustment for Gulfport closure(1)	—	—	11	—
Adjustment for FAS/CAS Adjustment(1)	4	16	40	52
Adjusted Net Earnings	83	66	270	198

Adjusted Diluted EPS
Diluted earnings per share	$1.82	$0.98	$5.18	$2.91
After-tax hurricane insurance recoveries per share	$(0.24)	—	$(0.83)	—
After-tax Gulfport closure per share	$—	—	$0.22	—
After-tax FAS/CAS Adjustment per share	$0.08	$0.32	$0.79	$1.04
Adjusted Diluted EPS	$1.66	$1.30	$5.36	$3.95

(1) Tax effected at 35% federal statutory tax rate.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com